Exhibit 10.2
[Bally Total Fitness Letterhead]
________, 2007
Don R. Kornstein
Chief Restructuring Officer
Bally Total Fitness Holding Corporation
8700 W. Bryn Mawr Avenue
Chicago, IL 60631
     Re: Restructuring Transaction Bonus
Dear Don:
     As you know, the board of directors of Bally Total Fitness Holding Corporation (“Bally”) has determined that it is in the best interests of Bally and its shareholders to explore the possibility of accomplishing a Restructuring. In that regard, in order to incentivize you to assist Bally in accomplishing such Restructuring as soon as possible, Bally has determined to grant you a Restructuring Transaction Bonus (the “Restructuring Bonus”) subject to the terms and conditions set forth in this Letter Agreement.
     A. Restructuring Transaction Bonus
     You will be eligible for a Restructuring Bonus equal to $2,100,000 (less applicable tax withholding thereon), subject to adjustment provided below in the event that:
     (i) the Restructuring occurs;
     (ii) you have performed your obligations under this Letter Agreement and are not in breach of any of the terms hereof or thereof; and
     (iii) you are providing services to Bally pursuant to the terms of the Management Services Agreement by and among you, Bally and Alpine Advisors LLC (the “Management Agreement”) on the Effective Date, or your services and the Management Agreement have been terminated by Bally without Cause or by you for Good Reason within the six-month period prior to the Effective Date.
     B. Reduction of Restructuring Bonus
     If the Restructuring has not occurred by September 30, 2007 the Restructuring Bonus will be reduced each month after September 30, 2007 in which the Effective Date occurs,

and will equal the amount set forth on Schedule I attached hereto. However, if the Effective Date has not occurred by May 31, 2008 no Restructuring Bonus shall be payable.
     C. Payment of the Restructuring Bonus
     If payable, the Restructuring Bonus will be paid as soon as practicable following the Effective Date, but not later than March 15th of the year following the year in which the Effective Date occurs. All payments will be less legally required withholdings.
     D. Definitions
     “Cause” means a termination of your services with Bally due to your (i) conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude; (ii) intentional or grossly negligent disclosure of confidential or trade secret information of Bally to anyone not entitled to such information; (iii) omission or dereliction of any statutory or common law duty of loyalty to the Company; (iv) failure to cure a material violation of Bally’s Code of Conduct or any other written policy of Bally within thirty (30) days following Bally’s written notice to your of such material violation and the steps required by you to effect such cure; or (v) repeated failure to carry out the material components of your duties despite specific written notice to do so by Bally.
     “Effective Date” means the date of effectiveness of the plan of reorganization which is the subject of the Restructuring.
     “Good Reason” means the occurrence of any of the following events without your express written consent: (i) the assignment to you of any duties that are materially inconsistent with your position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities, which results in a material reduction in your position or authority; or (ii) failure to pay any amount due under the Management Agreement when due. However, prior to terminating for Good Reason, you must provide Bally with notice of Good Reason within thirty (30) days of any event giving rise to Good Reason, and Bally shall have thirty (30) days in which to remedy any such event. If you do not give notice of Good Reason within thirty (30) days of an event giving rise to Good Reason, then you will not be eligible to terminate for Good Reason.
     “Restructuring” will occur at the time of the consummation of a plan of reorganization filed under Chapter 11 of the U.S. Bankruptcy Code as to which the Company is a debtor.
     E. Other Terms
     In consideration of the agreements of Bally set forth in this Letter Agreement, you agree to promptly comply with the reasonable requests of and provide reasonable assistance to Bally and its representatives in connection with the Restructuring.
     This Letter Agreement shall be governed in accordance with the laws of the Sate of Illinois and the exclusive jurisdiction for enforcing this Letter Agreement shall be the federal and/or state courts located in Cook County, Illinois. Each of the parties to this Letter Agreement specifically waives all rights to a jury trial in connection with this Letter Agreement and any disputes arising hereunder. Exercise by any party hereto of a remedy set forth in this Letter Agreement shall not constitute an election of remedies. In the event that you are awarded any damages for breach of the Letter Agreement by the Company, such damages shall be limited to contractual damages and shall exclude (a) punitive damages and (b) consequential and/or incidental damages (e.g., lost profits and other indirect or speculative damages). This Letter Agreement may be executed in one or more counterparts.
     Except as expressly set forth in this Letter Agreement or as required to be modified pursuant to the terms hereof, this Letter Agreement does not revoke, replace, modify, change or supercede the terms and conditions set forth in your Management Agreement with the Company.
     Please indicate your acceptance and agreement with the terms of this Letter Agreement by signing and dating where indicated below.

Sincerely, BALLY TOTAL FITNESS HOLDING CORPORATION
By:
Name:
Title:

Accepted and agreed to:

Date

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